QUIPP, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


         Diluted                                                              2000             1999              1998
         -------------------------------------------------------------------------------------------------------------------
         Net Income                                                           $5,012,674        $3,672,689       $3,347,645

                                                                        ====================================================

         Basic weighted average number of common
             shares outstanding during the year                                1,891,928         1,822,783        1,630,706

         Add-common equivalent shares (determined using the
             "treasury stock" method) representing shares
             issuable upon exercise of employee stock options                     57,028            39,333           76,660
                                                                        ----------------------------------------------------

         Diluted Weighted average number of shares used
            in calculation of net income per share                             1,948,956         1,862,116        1,707,366
                                                                        ----------------------------------------------------

         Diluted income per common and common
             equivalent share                                                      $2.57             $1.97            $1.96
         -------------------------------------------------------------------------------------------------------------------